Report Name - 10F-3

Fund - Salomon Brothers National Tax Free Bond Fund

                                Period : 01/01/05 through 06/30/05


                                    ID : 462
                           Issuer Name : PRico Infrast Fin. Auth (Due 2025)
                            Trade Date : 06/03/05
                        Selling Dealer : UBS
                Total Shares Purchased : 250,000.00
                        Purchase Price : 120.85
                    % Received by Fund : 0.019%
                        % of Issue (1) : 0.563%
        Other Participant Accounts (2) :       7,250,000.00
                      Issue Amount (2) :   1,332,962,916.15
          Total Received All Funds (2) :       7,500,000.00

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.

(2) Includes purchases by other affiliated mutual funds and discretionary accounts.


                           Report Name : 10F-3 Syndicate Supplement

                                Issuer : PRico Infrast Fin. Auth (due 2025)
                            Trade Date :        06/03/05
                 Joint/Lead Manager(s) : UBS Financial Services Inc.
                                         Banc of America Securities LLC
                                         Merrill Lynch & Co
                                         Citigroup Global Markets Inc.
                                         Goldman Sachs & Co.
                                         J.P. Morgan Securities Inc.
                                         Morgan Stanley
                                         Raymond James & Associates, Inc.
                                         Ramirez & Co., Inc.
                                         Wachovia Bank, National Association
                         Co-Manager(s) : None
                         Selling Group : N/A